Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

AIR INDUSTRIES GROUP

2. The articles have been amended as follows: (provide article numbers, if available)

Article 3 is amended to read as follows:

"3. Authorized Stock.

The Corporation shall be authorized to issue 28,000,000 shares of capital stock, of which 125,000,000 shares shall be shares of Common Stock, $0.001 par value (“Common Stock”), and 3,000,000 I shares shall be shares of Preferred Stock, $0.001 par value (“Preferred Stock”). See Attachment 1.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: See Attachment 2

4. Effective date and time of filings: (optional)	Date: _____________ Time: _____________
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

x Daniel R. Godin
Daniel R. Godin, President and CEO

*if any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised 1-5-15

ATTACHMENT 1 TO

CERTIFICATE OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

AIR INDUSTRIES GROUP

The Preferred Stock shall consist of 2,000,000 shares of Series A Convertible Preferred Stock, having the powers, preferences, limitations, restrictions and rights set forth in that certain certificate of designation filed with the Office of the Secretary of State of Nevada on June 1, 2016, and such remaining number of shares of each series or class which hereinafter may be authorized by the Board of Board of Directors of the Corporation (the “Board of Directors”) by resolution or resolutions as provided in Nevada Revised Statutes (“NRS”) 78.195, 78.1955, and 78.196.

Shares of Preferred Stock may be issued from time to time in one or more classes or series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to fix by resolution or resolutions the classes, series, and number of each class or series of stock as provided in Nevada Revised Statutes (“NRS”) 78.195, 78.1955, and 78.196, as well as prescribe the voting powers, if any, designations, powers, preferences, and the relative, participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, of any unissued class or series of Preferred Stock; to fix the number of shares constituting such class or series; and to increase or decrease the number of shares of any such class or series, but not below the number of shares thereof then outstanding.

Except as otherwise provided by law or by the resolution or resolutions adopted by the Board of Directors designating the powers, designations, preferences, limitations, restrictions, and relative rights of any Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall entitle the holder thereof to one vote on all matters on which stockholders are entitled generally to vote, and the holders of Common Stock shall vote together as a single class.

ATTACHMENT 2 TO

CERTIFICATE OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

AIR INDUSTRIES GROUP

a majority of the outstanding shares of Series A Convertible Preferred Stock voting as a separate class and the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock (voting on an as converted basis) and Common Stock voting together as a single class.